Exhibit 99.3

MUTUAL NONDISCLOSURE AGREEMENT

AGREEMENT, made this 24th day of February 2021 (the “Effective Date”), between KINGSTONE COMPANIES, INC., a Delaware corporation (the “Company”), and GRIFFIN HIGHLINE CAPITAL LLC, a Delaware limited liability company (“GHC”).

WHEREAS, GHC has acquired 595,238 shares of common stock (“Common Stock”) of the Company (the “Shares”);

WHEREAS, the above parties intend to engage in discussions concerning a possible business transaction between them; and

WHEREAS, in order to facilitate such discussions, certain Confidential Information (as hereinafter defined) may be disclosed between the parties.

NOW, THEREFORE, it is agreed:

1. Obligations. This Agreement will confirm the understanding between the parties concerning the mutual obligations of confidentiality with respect to Confidential Information furnished pursuant to this Agreement as well as with regard to the other matters provided for herein.

2. Definition of Confidential Information. As used in this Agreement, the term “Confidential Information” shall mean all communications, documents and other information, whether in written, oral, printed, electronic, machine readable, or other form, which a disclosing party furnishes to a receiving party with respect to itself and/or its subsidiaries and affiliates, regardless of the manner in which it is furnished and shall include all information acquired by observation or otherwise during any site visit at a disclosing party’s facility. “Confidential Information” shall include, but not be limited to, business plans, market research and analysis, costs, customer, producer and supplier lists, strategies, financial data, forecasts, computer programs, technical data, know-how, trade secrets, discoveries, inventions and any other intellectual property (whether or not patented), all other information disclosed by one party to the other pursuant to this Agreement, and any and all analyses, compilations and other materials prepared by the receiving party or any of its officers, directors, managers, employees, representatives or agents (collectively, “Representatives”) containing or based in whole or in part on any such information furnished by the disclosing party or its Representatives or otherwise obtained by the receiving party or its Representatives.

3. Confidentiality. The parties acknowledge that each party considers the Confidential Information it discloses to be proprietary and confidential. The Confidential Information will be kept confidential, will be used solely in connection with the evaluation of the proposed business transaction and will not, without the prior written consent of the disclosing party, be used or disclosed, directly or indirectly, in any manner whatsoever, in whole or in part. The receiving party agrees to exercise the same degree of care, but not less than a reasonable degree of care, to preserve the confidentiality of the Confidential Information that it exercises with respect to its own confidential information. Neither party will disclose to any person or entity the fact that this Agreement has been entered into, that Confidential Information has been provided under this Agreement, that discussions or negotiations are taking place or have taken place concerning a possible transaction between the parties, or any of the terms, conditions or other facts with respect to any such discussions or possible transaction, including the status thereof, except as required by law or regulation.

4. Disclosure to Representatives. Notwithstanding any provision in this Agreement to the contrary, each party agrees that a receiving party may disclose Confidential Information or portions thereof to those of its Representatives who need to know such Confidential Information for the purpose of evaluating a possible transaction between the parties. Prior to disclosing any Confidential Information to any Representative, the receiving party will inform such Representative of the confidential nature of the Confidential Information. The receiving party agrees to be responsible for any breach of this Agreement by its Representatives.

5. Protective Order. Notwithstanding any provision in this Agreement to the contrary, a receiving party may disclose Confidential Information or portions thereof to the extent required to comply with an order issued by a court or governmental agency of competent jurisdiction; provided that, prior to disclosing any Confidential Information pursuant to an order of such court or governmental agency, the receiving party shall give the disclosing party prompt notice so that it may seek, in its sole discretion, a protective order or other appropriate remedy. In the event at such protective order or other remedy is not obtained, or the disclosing party waives compliance with the provisions of this Agreement, only that portion of the Confidential Information that is legally required to be disclosed will be furnished.

6. Exceptions. The obligations imposed upon the parties herein shall not apply to information:

(a) which is publicly available prior to the date hereof; or

(b) which hereafter becomes available to the public through no wrongful act of the receiving party or its Representatives; or

(c) which was already in the possession of the receiving party at the time of disclosure and not subject to an existing agreement or obligation of confidence; or

(d) which is received from a third party without restriction, not in violation of an agreement or obligation of confidence and without breach of this Agreement.

7. Ownership of Confidential Information. All Confidential Information remain the property of the party which created the Confidential Information and no license or other rights to Confidential Information is granted or implied hereby.

8. No Warranties or Representations as to Confidential Information. Each of the , parties acknowledges that neither makes any express or implied representation or warranty as to the accuracy or completeness of the Confidential Information, and neither party shall have any liability to the other party or any of its Representatives relating to or arising from its or their use of any Confidential Information or for any errors therein or omissions therefrom.

9. Return of Information. All Confidential Information furnished by one party to the other is considered loaned for use solely in connection with the proposed business transaction, and shall be destroyed, or returned to the disclosing party, by the receiving party upon request by the disclosing party. The receiving party shall certify to the disclosing party that it has destroyed or returned all copies of the Confidential Information in its possession. Notwithstanding the foregoing, neither the receiving party nor its affiliates or Representatives will be required to destroy any computer records or files containing Confidential Information that have been created pursuant to automatic archiving and back-up procedures so long as such Confidential Information is not readily available to the receiving party or any of the receiving party’s affiliates or Representatives.

10. Lock-up Agreements. GHC agrees that, if so requested by the Company or any managing underwriter in connection with any underwritten registration of securities by the Company for a primary offering of such securities, it shall not effect any public sale or distribution of equity securities of the Company (including sales pursuant to Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended), or any Securities convertible into or exchangeable or exercisable for such securities, during such period as the managing underwriter(s) of such registration shall reasonably require provided that such period hall be no longer than ninety (90) days, and provided further that all executive officers and directors of the Company enter into arrangements with the managing underwriter(s) substantially similar to those set forth in this Section 10. GHC agrees to execute and deliver such agreements and other documents reasonably requested in connection with the foregoing.

11. Standstill. Unless approved in advance in writing by the Company, GHC agrees that it will not, directly or indirectly:

(a) make any statement or proposal to the Board of Directors of the Company, any of the Company’s officers or other representatives or any of the Company’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies”, as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (i) any business combination, merger, tender offer, exchange offer or similar transaction involving the Company or any of its subsidiaries, (ii) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its subsidiaries, (iii) any acquisition of substantially all of the Company’s assets, or rights or options to acquire substantially all of the Company’s assets, (iv) any proposal to seek representation on the Board of Directors of the Company or otherwise seek to control or influence the management, Board of Directors or policies of the Company, or (v) any request or proposal to waive, terminate or amend the provisions of this Agreement;

(b) instigate, encourage or assist any third party (including forming a “group” with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in clause (a) above;

(c) take any action that would reasonably be expected to require the Company or any of its affiliates to make a public announcement regarding any of the actions set forth in clause (a) above; or

(d) Acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any equity securities of the Company, or rights or options to acquire interests in any of the Company’s equity securities, except that (i) GHC shall be permitted to acquire equity securities of the Company provided that GHC and its affiliates do not in the aggregate beneficially own twenty percent (20%) or more of the Company’s Common Stock, as determined pursuant to Rule l 3d-3 promulgated under the Exchange Act, and provided that any required regulatory consent, including from the New York State Department of Financial Services, is obtained with respect thereto, and (ii) for any equity securities of the Company held by GHC that exceed ten percent (10%) of such beneficial ownership of the Company’s Common Stock (the “Excess Securities”), GHC and its affiliates will, at any annual or special meeting of the Company, and at every adjournment or postponement thereof, and on every action or approval by written consent or consents of the Company’s stockholders, vote or cause the holder of record to vote any such Excess Securities in such manner as the Company, in its sole discretion, shall deem proper.

Notwithstanding the foregoing provisions of this Section 11, (x) the restrictions set forth in this Section 11 will terminate immediately and be of no further force or effect with respect to GHC (i) in the event of the “commencement” (as that term is defined in Rule 14d-2 under the Exchange Act) of a bona fide tender offer by a third party or group to acquire fifty percent (50%) or more of the outstanding voting securities of the Company, or (ii) if the Company or any of its affiliates enters into a definitive agreement with a third party or group for a transaction involving the acquisition by such third party or group of more than fifty percent (50%) of the outstanding voting securities of the Company or of all or substantially all of the consolidated assets of the Company and its subsidiaries, or the Company publicly announces that it plans to enter into any such transaction, and (y) nothing in this Agreement shall prevent a party or its Representatives from communicating with the Chairperson of the Board of Directors of the Company to make a proposal for or to negotiate with the Company in respect of a tender or exchange offer, merger or other business combination so long as such communication is made confidentially and does not require public disclosure.

12. Need for Definitive Agreement. Each of the parties agrees that, unless and until a definitive written agreement between the parties with respect to a business transaction has been executed and delivered, neither party will be under any obligation of any kind whatsoever with respect thereto by virtue of this or any written or oral expression concerning such a transaction, except, in the case of this Agreement, for the matters specifically agreed to herein.

13. Term. This Agreement and all obligations hereunder will automatically terminate thirty-six (36) months from the Effective Date.

14. Equitable Relief. Each party acknowledges and agrees that, in the event of any breach or threatened breach of any provision of this Agreement, the disclosing party will be without an adequate remedy at law and, accordingly, shall be entitled to enforce such provisions by temporary or permanent injunctive or mandatory relief obtained in an action or proceeding instituted any court of competent jurisdiction without the necessity of proving damages or posting any bond or other security and without prejudice to any other rights or remedies which it may have at law or in equity.

15. Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, applicable to agreements performed solely within the State of New York.

16. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, arrangements and understandings relating thereto.

17. Amendments; Waivers. This Agreement may be amended only by a written instrument executed by each party or, in the case of a waiver, by the disclosing party. The failure of the disclosing party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce such provision or any other provision. No waiver by the disclosing party of the breach of any term contained herein, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or the breach of any other term of this Agreement.

18. Notices. Any notices sent to the parties pursuant to the terms of this Agreement shall behand delivered, or mailed by certified mail, return receipt requested, or overnight courier to the address set forth on the signature page hereof, to the attention of the undersigned Representative of the party.

19. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

20. Severability. Any term or provision of this Agreement which is prohibited or held invalid or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. Each court of competent jurisdiction shall have the power and authority to modify any such prohibited, invalid or unenforceable term or provision in order to make this Agreement valid and enforceable to the fullest extent permitted by applicable law.

21. Counterparts; Facsimile and Email Signatures. This Agreement may be executed in separate counterparts, each of which counterparts shall be deemed an original and all of which counterparts shall together constitute one and the same agreement. Facsimile and email signatures shall be deemed to be original signatures.

22. Communications. Each party agrees that any and all communications by it or its Representatives regarding the provision of or access to Confidential Information, and any and all discussions by it or its Representatives with respect to the proposed business transaction, shall be conducted solely with the undersigned Representative of the other party, unless otherwise authorized by such person on behalf of such other party.

23. Representation by Counsel; Interpretation. The parties acknowledge that they have been represented by counsel, or afforded the opportunity to be represented by counsel, in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the parties. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KINGSTONE COMPANIES, INC.

By:	/s/ Barry B. Goldstein
Barry B. Goldstein
Chief Executive Officer

15 Joys Lane
Kingston, New York 12401
Fax Number: (845) 853-1890

GRIFFIN HIGHLINE CAPITAL LLC

By:	/s/ Michael Doak
Michael Doak
Manager

4514 Cole Avenue
Suite 1650
Dallas, Texas 75205